Exhibit 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

212-373-3000

212-757-3990

April 29, 2015

Hexion Inc.

180 East Broad Street

Columbus, Ohio 43215

Registration Statement on Form S-4

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-4 (the “Registration Statement”) of Hexion Inc., a New Jersey corporation (the “Issuer”), the persons listed on Schedule I hereto (each, a “Delaware Corporate Guarantor”), the persons listed on Schedule II hereto (each, a “Delaware LLC Guarantor” and, together with the Delaware Corporate Guarantors, the “Guarantors”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”), you have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of $315,000,000 aggregate principal amount of the Issuer’s 10.00% First-Priority Senior Secured Notes due 2020 (the “Exchange Notes”) and the guarantees of the Exchange Notes by the Guarantors (the “Guarantees” and, collectively with the Exchange Notes, the “Securities”).

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The Exchange Notes and the Guarantees are to be offered in exchange for the Issuer’s outstanding $315,000,000 aggregate principal amount of 10.00% First-Priority Senior Secured Notes due 2020 (the “Initial Notes”) and the guarantees of the Initial Notes by the Guarantors. The Exchange Notes and the Guarantees will be issued by the Issuer and the Guarantors in accordance with the terms of the Indenture, dated as of April 15, 2015 (the “Indenture”), among the Issuer, the Guarantors and Wilmington Trust, National Association, as trustee.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. the Registration Statement;

2. the Indenture, including the form of the Exchange Notes attached thereto, included as Exhibit 4.14 to the Registration Statement; and

3. the Registration Rights Agreement, dated April 15, 2015 (the “Registration Rights Agreement”), among the Issuer, the Guarantors and the initial purchaser named therein, included as Exhibit 4.15 to the Registration Statement.

In addition, we have examined (i) such corporate records of the Guarantors as we have considered appropriate, including, as applicable, a copy of the certificate of formation or incorporation, as amended, and the limited liability company operating agreement or by-laws, as amended, of the Guarantors, certified by the Guarantors as in effect on the date of this letter, and copies of resolutions of the board of managers, the sole member or the board of directors, as applicable, of the Guarantors relating to the issuance of the Guarantees, certified by the Guarantors and (ii) such other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the representations and warranties of the Issuer and the Guarantors made in the Documents as to factual matters and upon certificates of public officials and the officers of the Guarantors.

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In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed without independent investigation (i) that the Exchange Notes and the Guarantees will be issued as described in the Registration Statement and (ii) that the Exchange Notes and the Guarantees will be in substantially the form attached to the Indenture and that any information omitted from such form will be properly added. With regard to certain matters of state law, we have relied, with the Issuer’s permission, upon the opinion of Connell Foley LLP, filed as Exhibit 5.2 to the Registration Statement.

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Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1. When duly issued, authenticated and delivered against the surrender and cancellation of the Initial Notes as set forth in the Registration Statement and in accordance with the terms of the Indenture and the Registration Rights Agreement, the Exchange Notes will constitute legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, except that the enforceability of the Exchange Notes may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

2. When the Exchange Notes are duly issued, authenticated and delivered against the surrender and cancellation of the Initial Notes as set forth in the Registration Statement and in accordance with the terms of the Indenture and the Registration Rights Agreement, the Guarantee of each Guarantor will constitute a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except that the enforceability of the Guarantees may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

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The opinions expressed above are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

                         Very truly yours,

/s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

SCHEDULE I

DELAWARE CORPORATE GUARANTORS

Name	State of Incorporation / Organization
Hexion International Inc.	Delaware
Hexion Investments Inc.	Delaware
HSC Capital Corporation	Delaware
Lawter International Inc.	Delaware
Oilfield Technology Group, Inc.	Delaware

SCHEDULE II

DELAWARE LLC GUARANTORS

Name	State of Incorporation / Organization
Borden Chemical Foundry, LLC	Delaware
Hexion CI Holding Company (China) LLC	Delaware
NL Coop Holdings LLC	Delaware